Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of ADMA Biologics, Inc. and subsidiaries (the “Company”) on Form S-8 of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated March 25, 2021, on our audits of the consolidated financial statements of the Company as of December 31, 2020 and 2019 and for the years then ended, which report is included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ CohnReznick LLP

Holmdel, New Jersey

March 26, 2021